Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:

Investor Relations:	Media Relations:
Brad Milsaps	Kyle Tarrance
investors@truist.com	media@truist.com

Truist appoints Jonathan Pruzan to its board of directors

CHARLOTTE, N.C., May 29, 2025 -- Truist Financial Corporation (NYSE: TFC) today announced the appointment of Jonathan Pruzan to its board of directors. Pruzan will also serve on the board’s risk committee.

“We’re pleased to welcome Jon Pruzan to the Truist board,” said Truist Chairman and CEO Bill Rogers. “In addition to decades of industry leadership, he brings broad knowledge of technology, operations, finance and corporate strategy, and a wealth of experience advising financial institutions that will benefit Truist, our purpose and strategic direction.”

Pruzan, who brings 35 years of financial services experience to Truist, currently serves as co-president of Pretium, a specialized investment firm focused on U.S. residential real estate, residential credit and corporate credit with $60 billion of assets under management. Previously, Pruzan spent nearly 30 years at Morgan Stanley (1994-2023), most recently serving as chief operating officer. He was a member of the firm’s operating, management and risk committees and chair of the enterprise regulatory oversight committee. Previously, he served as chief financial officer from 2015 to 2021 and as head of corporate strategy from 2016 to 2021. Prior to becoming CFO, Pruzan spent 21 years in the global financial institutions group in the firm’s investment bank, leading that group as managing director from 2010 to 2015. He started his career at PaineWebber in 1990.

“I’m honored to join the board of directors at Truist, a purpose-driven institution with a strong track record of innovation, integrity and leadership in financial services,” said Pruzan.

Pruzan earned a bachelor’s degree from Tufts University and now serves on its board of trustees. He also serves on the boards of the Peterson Institute of International Economics and The American Ditchley Foundation. He is a life trustee of the New York-Presbyterian Hospital, a member of the Council on Foreign Relations and a trustee emeritus and past board chair of Summer Search NY, an educational nonprofit.

About Truist

Truist Financial Corporation is a purpose-driven financial services company committed to inspiring and building better lives and communities. Headquartered in Charlotte, North Carolina, Truist has leading market share in many of the high-growth markets in the U.S. and offers a wide range of products and services through wholesale and consumer businesses, including consumer and small business banking, commercial and corporate banking, investment banking and capital markets, wealth management, payments, and specialized lending businesses. Truist is a top-10 commercial bank with total assets of $536 billion as of March 31, 2025. Truist Bank, Member FDIC. Learn more at Truist.com.